Exhibit 99

News Release

Contact:	Sandi Noah	Michael Hicks
	Communications	Investor Relations
	(330) 869-4292	(330) 869-4411

OMNOVA SOLUTIONS REPORTS STRONG

FIRST QUARTER 2012 RESULTS

FAIRLAWN, OHIO, March 20, 2012 –

•	For the first quarter, the Company reported income from continuing operations of $10.7 million, or $0.23 per diluted share.

•

Adjusted Income from Continuing Operations for the first quarter improved 44% to $9.9 million, or $0.22 per diluted share as compared to $6.9 million or $0.15 per diluted share last year (See Table B).

•	Gross profit margins improved to 22.1%, as compared to 19.2% in the first quarter of 2011.

•	Net Debt / EBITDA leverage ratio improved to 2.8x from 3.1x at year end on higher EBITDA and Net Debt reduction of approximately $21 million (See Table D).

OMNOVA Solutions Inc. (NYSE: OMN) today announced income from continuing operations of $10.7 million, or $0.23 per diluted share for the first quarter ended February 29, 2012. Net income for the first quarter was $12.7 million, or $0.28 per diluted share. Included in the first quarter net income was income of $2.0 million, or $0.05 per diluted share from discontinued operations resulting from a gain on the sale of a discontinued wallcovering business of $6.0 million which was partially offset by wallcovering related operating losses and transition expenses of $4.0 million during the quarter.

“The first quarter 2012 operating profit improved versus the first quarter of last year and sequentially from the fourth quarter of 2011. First quarter raw material costs started at relatively low levels, but increased throughout the quarter. However, due to pricing actions, an improved

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sales mix of higher margin products, benefits from our global manufacturing footprint and continued productivity improvements, profits increased despite softness in market demand,” said Kevin McMullen, OMNOVA Solutions’ Chairman and Chief Executive Officer. “We also generated positive cash flow during the quarter and increased our cash balance $21 million to over $124 million.

“Our improved first quarter results reflect the fundamental improvements we have made to our Company, including our globalization initiatives, expansion of our specialty chemicals capability through the ELIOKEM acquisition and a repositioning of our Decorative Products segment. Performance Chemicals achieved its best quarterly operating profit performance in history, and the integration of the ELIOKEM acquisition continues to proceed successfully and has been accretive to earnings. The Decorative Products segment, now comprised of our coated fabrics and laminate/ performance films product lines, significantly improved its profitability versus losses last year. With the divestitures of our wallcovering businesses, the Decorative Products segment is positioned to be a positive contributor to OMNOVA’s future financial results,” said McMullen.

Consolidated Results for the First Quarter Ending February 29, 2012

Net sales increased $4.0 million, or 1.5%, to $275.9 million for the first quarter of 2012, compared to $271.9 million for the first quarter of 2011. The sales increase was driven by improved pricing of $24.2 million to cover higher raw material costs and favorable product mix which was partially offset by volume decreases and unfavorable currency translation effects.

Gross profit in the first quarter of 2012 increased to $60.9 million, compared to $52.1 million in the first quarter of 2011, due primarily to pricing actions, favorable product mix, and productivity improvements. Raw material costs increased $13.9 million in the first quarter versus the same period last year. Gross profit margins in the first quarter of 2012 were 22.1%, compared to margins of 19.2% in the first quarter of 2011.

Selling, general and administrative expense (SG&A) in the first quarter of 2012 was $29.5 million, or 10.7% of sales, compared to $27.4 million, or 10.1% of sales, in the first quarter of 2011. The increase was due to higher employee benefits costs, information technology management system enhancements, and research and development costs.

Interest expense in the first quarter of 2012 was $9.5 million, an increase of $0.2 million from the first quarter of 2011, due to higher borrowing levels in the Company’s foreign subsidiaries.

Income tax expense was $3.5 million, representing a 24.6% effective income tax rate, for the first quarter of 2012, compared to income tax expense of $2.7 million, or a 64.3% effective tax rate in the first quarter of 2011. Compared to the Company’s estimated long-term effective

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tax rate of 39%, the lower rate in the first quarter of 2012, was primarily due to a one-time foreign tax benefit of $1.0 million and a reduction of a foreign tax valuation allowance, while the higher rate in the first quarter of 2011 was related to a one-time charge of $1.1 million resulting from the merger of ELIOKEM U.S. into OMNOVA Solutions.

Cash tax payments in the U.S. over the next few years are expected to be minimal as the Company has $124.8 million of U.S. federal net operating loss carryforwards and $109.1 million of state and local tax net operating loss carryforwards with expiration dates between 2022 and 2032.

Net income for the first quarter was $12.7 million, or $0.28 per diluted share, compared to $1.0 million, or $0.02 per diluted share for the first quarter of 2011. This included income from discontinued operations of $2.0 million for the first quarter of 2012, or $0.05 per diluted share compared to a loss of $0.5 million or a loss of $0.01 per diluted share in the first quarter of 2011. Included in the income from discontinued operations was an after tax gain on the sale of the wallcovering businesses of approximately $6.0 million offset by wallcovering related operating losses and transition expenses of $4.0 million. Income from continuing operations for the first quarter of 2012 was $10.7 million, or $0.23 per diluted share, compared to $1.5 million, or $0.03 per diluted share for the first quarter of 2011. Adjusted Income From Continuing Operations was $9.9 million, or $0.22 per diluted share for the first quarter of 2012 compared to Adjusted Income From Continuing Operations of $6.9 million, or $0.15 per diluted per share in the first quarter of 2011 (see Table C).

As of February 29, 2012, the Company’s debt of $455.4 million was comprised of $250.0 million of 7.875% Senior Notes maturing in 2018, a term loan of $197.5 million maturing in 2017 and $9.5 million of foreign operations borrowing. The Company increased its strong liquidity position as global cash and cash equivalents grew $21.0 million to $124.1 million. Also, on February 29, 2012, there were no outstanding borrowings under the Company’s U.S. revolving asset-based credit facility, and the available borrowing capacity was $88.4 million.

Net debt declined $21.4 million to $335.1 million, while EBITDA (as defined by the Company’s Term Loan Credit Agreement) improved to $121.4 million at the end of the first quarter. The Net Leverage Ratio (Net Debt / EBITDA) as calculated in the Company’s Credit Agreement, improved to 2.8x at February 29, 2012, compared to 3.1x on November 30, 2011 (see Table D).

Discontinued Operations

As part of the Company’s strategy to focus on businesses with greater global growth potential, the Company committed to divesting its commercial wallcovering businesses in the

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fourth quarter of 2011. As a result, the North American commercial wallcovering business and the European based commercial wallcovering business, known as Muraspec, were classified as discontinued operations. On December 12, 2011, the Company completed the sale of its North American commercial wallcovering business and received divestiture proceeds of $10.0 million along with the potential for future royalty payments. The Company will continue to operate a plant in Columbus, Mississippi for approximately 9 to12 months while transitioning the wallcovering production to the North American purchaser.

During the quarter, the Company recorded income of $2.0 million from discontinued operations, which was comprised of the gain on the sale of the North American wallcovering business of $6.0 million which was partially offset by wallcovering related operating losses and transition-related expenses of $4.0 million from the discontinued operations. The Company expects to incur related operating loss and transition expenses throughout the remainder of the year.

Early in the second quarter of 2012, the Company divested Muraspec for approximately $6.2 million in cash and notes. During the fourth quarter of 2011, the Company wrote down the carrying value of the Muraspec assets to the expected sales price.

Performance Chemicals First Quarter 2012 Results

Net sales during the first quarter of 2012 increased $5.6 million, to $218.4 million, compared to $212.8 million in the first quarter of 2011. Sales increased due to positive pricing of $21.5 million to cover higher raw material costs and favorable product mix which was partially offset by volume decreases and unfavorable foreign currency translation effects. For the first quarter of 2012 Performance Chemicals generated record segment operating profit of $25.7 million, compared to Adjusted Segment Operating Profit of $24.8 million in the first quarter of 2011 (see Table A). Segment Operating Profit improved due to pricing actions, favorable product mix from globally positioned product lines and improved productivity.

The Adjusted Segment Operating Profit margin was 11.8% for the first quarter of 2012, compared to the Adjusted Segment Operating Profit margin of 11.7% in the first quarter of 2011.

Specialty Chemical sales were $131.9 million for the first quarter of 2012, as compared to $125.7 million for the first quarter of 2011 driven by sales in high growth areas such as global oil and gas drilling chemicals and Asian specialty rubber applications. Continuing progress was made in obtaining customer approvals for specialty latex from OMNOVA’s new plant in Caojing, China.

Paper and carpet chemical sales were $86.5 million for the first quarter of 2012, as compared to $87.1 million for the first quarter of 2011, and were impacted by lower year-over-

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year volumes in both markets. Actions continue to be focused on higher performance and more sustainable product solutions, such as bio-based co-polymer hybrid chemistry, to deliver greater customer value.

Decorative Products First Quarter 2012 Results

Net sales were $57.5 million during the first quarter of 2012, a decrease of $1.6 million, or 2.7%, compared to the first quarter of 2011. Sales improved for global coated fabrics, and declined for laminates and performance films. Adjusted Segment Operating Profit was $2.9 million in the first quarter of 2012, compared to Adjusted Segment Operating Loss of $0.8 million for the first quarter of 2011 (see Table A). The improvement is related primarily to favorable mix, improved productivity and positive pricing actions.

Coated fabrics global sales were $30.1 million, up $1.2 million or an increase of 4.2%. Sales increased in our core coated fabrics businesses of transportation, contract upholstery and marine. We shipped our first order for a newly awarded public mass transit seating application in North America. Also, the Company’s China manufacturing operations have been profitable for the last six months, driven by improved productivity and moderating raw material costs.

Laminate and performance film sales were $27.4 million, a decline of $2.8 million or 9%. Laminate product line sales increased modestly while performance film product line sales declined on weakness in pool liner and industrial applications. During the quarter, laminates received, from a large national retailer, its first major specification for duraMAX flat laminate. duraMAX is a cost effective functional alternative to thermally fused melamine.

Earnings Conference Call - OMNOVA Solutions has scheduled its Earnings Conference Call for Wednesday, March 21, 2012, at 11:00 a.m. ET. The live audio event will be hosted by OMNOVA Solutions’ Chairman and Chief Executive Officer, Kevin McMullen. It is anticipated to be approximately one hour in length and may be accessed by the public from the Company’s website (www.omnova.com). Webcast attendees will be in a listen-only mode. Following the live webcast, OMNOVA will archive the call on its website until noon ET, April 11, 2012. A telephone replay will also be available beginning at 1:00 p.m. ET on March 21, 2012, and ending at 11:59 p.m, ET on April 11, 2012. To listen to the telephone replay, callers should dial: (USA) 800-475-6701 or (Int’l) 320-365-3844. The Access Code is 238268.

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Non-GAAP and Other Financial Measures

Reconciliation of Reported Segment Sales and Operating Profit (Loss) to Net Sales and Net Income

	Three Months Ended
(Dollars in millions)	February 29, 2012	February 28, 2011
Performance Chemicals
Paper and Carpet Chemicals	$86.5	$87.1
Specialty Chemicals	131.9	125.7

Total Performance Chemicals	$218.4	$212.8

Decorative Products
Coated Fabrics	$30.1	$28.9
Laminates and Performance Films	27.4	30.2

Total Decorative Products	57.5	59.1

Total Net Sales	$275.9	$271.9

Segment Operating Profit (Loss)
Performance Chemicals	$25.7	$21.4
Decorative Products	2.5	(.9)
Interest expense	(9.5)	(9.3)
Corporate expense	(4.5)	(4.1)
Acquisition and integration related expense	—	(1.9)
Deferred financing fees write-off	—	(1.0)

Income From Continuing Operations Before Income Taxes	14.2	4.2
Income tax expense	(3.5)	(2.7)

Income from continuing operations	10.7	1.5
Discontinued operations, net of tax	2.0	(.5)

Net Income	$12.7	$1.0

Depreciation and amortization	$8.0	$8.0
Capital expenditures	$3.7	$4.8

This Earnings Release includes Adjusted Segment Operating Profit (Loss), Adjusted Income From Continuing Operations and Adjusted Diluted Earnings Per Share From Continuing Operations which are non-GAAP financial measures as defined by the Securities and Exchange Commission. Management reviews the adjusted financial measures in assessing the performance of the business segments and in making decisions regarding the allocation of resources to the business segments. Management also believes that the adjusted information is useful for providing investors with an understanding of the Company’s business and operating performance. Management excludes the items shown in the tables below because management does not consider them to be reflective of normal operations. These adjusted financial measurements are not measurements of financial performance under GAAP and such financial measures should not be considered as an alternative to Segment Operating Profit (Loss), Net Income, Diluted Earnings Per Share or other measures of financial performance determined in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures reported by other companies. The tables below provide the reconciliation of these financial measures to the comparable GAAP financial measures.

Presented in Table D is the Company’s Net Leverage Ratio (Net Debt/EBITDA) calculation. EBITDA is presented as defined in the Company’s Term Loan Credit Agreement and the calculation of Net Debt includes restricted cash and outstanding letters of credit.

Non-GAAP and Other Financial Measures (Continued)

Reconciliation Tables for: (A) Adjusted Segment Operating Profit (Loss), (B) Adjusted Income From Continuing Operations, (C) Adjusted Diluted Earnings Per Share From Continuing Operations and (D) Net Leverage Ratio Calculation

TABLE A
Adjusted Segment Operating Profit (Loss) Reconciliation	Three Months Ended
(Dollars in millions)	February 29, 2012	February 28, 2011
Performance Chemicals Segment Operating Profit	$25.7	$21.4
Restructuring and severance	—	.7
Fair value adjustment to ELIOKEM inventory	—	2.7

Total adjustments to Performance Chemicals’ segment operating profit	—	3.4

Performance Chemicals’ Adjusted Segment Operating Profit	$25.7	$24.8

Decorative Products Segment Operating Profit (Loss)	$2.5	$(.9)
Restructuring and severance and other	.4	.1

Total adjustments to Decorative Products’ segment operating profit (loss)	.4	.1

Decorative Products’ Adjusted Segment Operating Profit (Loss)	$2.9	$(.8)

TABLE B
Adjusted Income From Continuing Operations Reconciliation	Three Months Ended
(Dollars in millions)	February 29, 2012	February 28, 2011
Income From Continuing Operations	$10.7	$1.5
Performance Chemicals segment operating profit adjustments per Table A	—	3.4
Decorative Products segment operating profit adjustments per Table A	.4	.1
Acquisition and integration related expense	—	1.9
Deferred financing fees write-off	—	1.0
Additional income tax expense(1)	(.2)	(2.1)
Tax expense for liquidation of foreign subsidiary	—	1.1
Foreign tax benefit	(1.0)	—

Adjusted Income From Continuing Operations	$9.9	$6.9

(1)	The additional tax expense is estimated as the additional tax expense (benefit) attributed to the excluded items using the Company’s current estimated effective tax rate.

TABLE C
Adjusted Diluted Earnings Per Share From Continuing Operations Reconciliation	Three Months Ended
(Dollars)	February 29, 2012	February 28, 2011
Diluted Earnings Per Share From Continuing Operations	$.23	$.03
Performance Chemicals segment operating profit adjustments per Table A	—	.08
Decorative Products segment operating profit adjustments per Table A	.01	—
Acquisition and integration related expense	—	.04
Deferred financing fees write-off	—	.02
Additional income tax expense	—	(.04)
Tax expense for liquidation of foreign subsidiary	—	.02
Foreign tax benefit	(.02)	—

Total Earnings Per Share Impact of Adjusted Items	(.01)	.12

Adjusted Diluted Earnings Per Share From Continuing Operations	$.22	$.15

Non-GAAP and Other Financial Measures (Continued)

TABLE D
Net Leverage Ratio Calculation
(Dollars in millions)	LTM* 2012	Year-End 2011
Income from continuing operations	$26.0	$16.7
Interest expense	35.5	35.3
Amortization of deferred financing costs	2.7	2.7
Income tax	14.3	13.4
Depreciation and amortization	33.5	33.5

EBITDA	$112.0	$101.6
Restructuring and severance	1.9	2.2
Asset impairments	3.0	3.1
Non-Cash stock compensation	3.8	3.6
Other	.7	3.7

Adjusted EBITDA	$121.4	$114.2

Net Debt Reconciliation	LTM* 2012	Year-End 2011
Total debt	$459.2	$459.6
Less cash	(124.1)	(103.1)

Net Debt	$335.1	$356.5

Adjusted EBITDA	$121.4	$114.2

Net Debt / Adjusted EBITDA	2.8x	3.1x

*	LTM: Last Twelve Months Through February 29, 2012

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This press release includes “forward-looking statements” as defined by federal securities laws. These statements, as well as any verbal statements by the Company in connection with this press release, are intended to qualify for the protections afforded forward-looking statements under the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectation, judgment, belief, assumption, estimate or forecast about future events, circumstances or results and may address business conditions and prospects, strategy, capital structure, sales, profits, earnings, markets, products, technology, operations, customers, raw materials, financial condition, and accounting policies, among other matters. Words such as, but not limited to, “will,” “may,” “should,” “projects,” “forecasts,” “seeks,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” “optimistic,” “likely,” “would,” “could,” and similar expressions or phrases identify forward-looking statements.

All forward-looking statements involve risks and uncertainties. Many risks and uncertainties are inherent in business generally and the markets in which the Company operates or proposes to operate. Other risks and uncertainties are more specific to the Company’s businesses including businesses the Company acquires. The occurrence of such risks and uncertainties and the impact of such occurrences is often not predictable or within the Company’s control. Such impacts could adversely affect the Company’s results and, in some cases, such effect could be material.

All written and verbal forward-looking statements attributable to the Company or any person acting on the Company’s behalf are expressly qualified in their entirety by the risks, uncertainties, and cautionary statements contained herein. Any forward-looking statement speaks only as of the date on which such statement is made, and the Company undertakes no obligation, and specifically declines any obligation other than that imposed by law, to publicly update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Risks and uncertainties that may cause actual results to differ materially from expected results include, among others: economic trends and conditions affecting the economy in general and/or the Company’s end-use markets; prices and availability of raw materials including styrene, butadiene, vinyl acetate monomer, polyvinyl chloride, acrylonitrile, acrylics and textiles; ability to increase pricing to offset raw material cost increases; product substitution and/or demand destruction due to product technology, performance or cost disadvantages; high degree of customer concentration and potential loss of a significant customer; supplier, customer and/or competitor consolidation; customer credit and bankruptcy risk; failure to successfully develop and commercialize new products; a decrease in regional customer demand due to reduced in-region production or increased import competition; risks associated

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with international operations including political unrest, fluctuations in exchange rates, and regulatory uncertainty; failure to successfully implement productivity enhancement and cost reduction initiatives; risks associated with chemical handling and manufacturing and with acts of war, terrorism, natural disasters or accidents, including fires, floods, explosions and releases of hazardous substances; unplanned full or partial suspension of plant operations; ability to comply, and cost of compliance with legislative and regulatory changes, including changes impacting environmental, health and safety compliance and changes which may restrict or prohibit the Company from using or selling certain products and raw materials; losses from the Company’s strategic alliance, joint venture, acquisition, integration and operational activities; rapid inflation in health care costs; loss of key employees and inability to attract and retain new key employees; prolonged work stoppage resulting from labor disputes with unionized workforce; changes in, and significant contributions required to meet, pension plan funding obligations; attacks on and/or failure of the Company’s information systems; infringement or loss of the Company’s intellectual property; litigation and claims against the Company related to products, services, contracts, employment, environmental, safety, intellectual property and other matters; adverse litigation judgments or settlements; absence of or inadequacy of insurance coverage for litigation judgments, settlements or other losses; stock price volatility; availability of financing at anticipated rates and terms; and loan covenant default arising from substantial debt and leverage and the inability to service that debt, including increases in applicable short-term or long-term borrowing rates.

For further information on risks and uncertainties, see the Company’s Form 10-K and 10-Q filings with the Securities and Exchange Commission.

OMNOVA Solutions Inc. is a technology-based company with pro forma sales for the twelve months ending February 29, 2012 of $1.2 billion and a global workforce of approximately 2,300. OMNOVA is an innovator of emulsion polymers, specialty chemicals, and decorative and functional surfaces for a variety of commercial, industrial and residential end uses. Visit OMNOVA Solutions on the internet at www.omnova.com.

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OMNOVA SOLUTIONS INC.

Consolidated Statements of Operations

(Dollars in Millions, Except Per Share Data)

(Unaudited)

	Three Months Ended
	February 29,	February 28,
	2012	2011

Net Sales	$275.9	$271.9
Cost of goods sold	215.0	219.8

Gross Profit	60.9	52.1

Selling, general and administrative	29.5	27.4
Depreciation and amortization	8.0	8.0
Restructuring and severance	.5	.8
Interest expense	9.5	9.3
Deferred financing fees write-off	—	1.0
Acquisition and integration related expense	—	1.9
Other expense (income), net	(.8)	(.5)

	46.7	47.9

Income From Continuing Operations Before Income Taxes	14.2	4.2
Income tax expense	3.5	2.7

Income From Continuing Operations	10.7	1.5

Discontinued Operations
Loss from discontinued operations (net of tax)	(4.0)	(.5)
Net gain on sale of discontinued operations (net of tax)	6.0	—

Total discontinued operations	2.0	(.5)

Net Income	$12.7	$1.0

Income Per Share
Basic and Diluted income from continuing operations per share	$.23	$.03
Basic and Diluted income (loss) from discontinued operations per share	.05	(.01)

Basic and Diluted Net Income Per Share	$.28	$.02

OMNOVA SOLUTIONS INC.

Consolidated Balance Sheets

(Dollars in Millions, except per share amounts)

	February 29,	November 30,
	2012	2011
	(Unaudited)
ASSETS:
Current Assets
Cash and cash equivalents	$118.6	$98.9
Restricted cash	5.5	4.2
Accounts receivable, net	169.0	163.2
Inventories	103.7	84.5
Prepaid expenses and other	8.1	3.9
Deferred income taxes – current	7.0	6.5
Assets held for sale – current	13.8	16.6

Total Current Assets	425.7	377.8

Property, plant and equipment, net	219.1	220.8
Trademarks and other intangible assets, net	86.2	87.5
Goodwill	88.1	88.0
Deferred income taxes – non-current	69.3	69.1
Deferred financing fees	13.0	13.6
Other assets	8.4	8.3
Assets held for sale – non-current	.1	—

Total Assets	$909.9	$865.1

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current Liabilities
Amounts due banks	$11.5	$11.3
Accounts payable	126.0	108.5
Accrued payroll and personal property taxes	12.5	16.8
Employee benefit obligations	2.2	2.2
Deferred income taxes – current	.2	.1
Accrued interest	6.8	1.8
Other current liabilities	17.6	7.3
Liabilities held for sale – current	5.6	8.5

Total Current Liabilities	182.4	156.5

Senior notes	250.0	250.0
Long-term debt – other	193.9	194.3
Post-retirement benefits other than pensions	7.7	7.8
Pension liabilities	91.7	91.5
Deferred income taxes – non-current	28.8	28.3
Other liabilities	15.3	15.0
Liabilities held for sale – non-current	.2	—

Total Liabilities	770.0	743.4

Shareholders’ Equity
Preference stock – $1.00 par value; 15 million shares authorized; none outstanding	—	—
Common stock – $0.10 par value; 135 million shares authorized; 46.6 million and 46.1 million shares issued at February 29, 2012 and November 30, 2011, respectively	4.6	4.6
Additional contributed capital	326.1	324.9
Retained deficit	(102.1)	(114.8)
Treasury stock at cost; .4 million shares at February 29, 2012 and November 30, 2011	(2.9)	(2.7)
Accumulated other comprehensive loss	(85.8)	(90.3)

Total Shareholders’ Equity	139.9	121.7

Total Liabilities and Shareholders’ Equity	$909.9	$865.1